Exhibit 21.1

TANTECH HOLDINGS LTD

List of Subsidiaries

Company Name	Country of Incorporation/Formation	Ownership
USCNHK Group Limited	Hong Kong	Wholly owned subsidiary of Tantech Holdings Ltd
Zhejiang Tantech Bamboo Technology Co., Ltd	People’s Republic of China	95% owned by USCNHK Group Limited and 5% owned by five individual PRC residents
Zhejiang Tantech Bamboo Charcoal Co., Ltd	People’s Republic of China	Wholly owned subsidiary of Zhejiang Tantech Bamboo Technology Co., Ltd
Zhejiang Tantech Energy Technology Co., Ltd	People’s Republic of China	Wholly owned subsidiary of Zhejiang Tantech Bamboo Technology Co., Ltd